Exhibit 10.64

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[***]," have been separately filed with the Securities and Exchange Commission.

                                    CALLTECH
                              MASTER AGREEMENT FOR
                       OUTSOURCING CONTACT CENTER SUPPORT

                                    ARTICLE 1
                            PARTIES TO THE AGREEMENT

         Section 1.1       Parties to the Agreement

         THIS AGREEMENT, for contact center support outsourcing services, effective as of August 5, 2004 ("Effective Date") is between Bluefly, Inc., a corporation with offices located at 42 West 39th Street, New York, NY 10018 ("BLUEFLY") and CallTech Communications, LLC ("CALLTECH"), with offices located at 4335 Equity Drive, Columbus, Ohio 43228.

         Section 1.2       Priority

         This Agreement shall mean this agreement together with any Statement of Work executed pursuant to this Agreement. In the event of a conflict between this Agreement and a Statement of Work, the Statement of Work shall prevail.

                                    ARTICLE 2
                    SERVICES, HOURS OF OPERATION AND FACILITY

         Section 2.1       Description of Services and Hours of Operation

         CallTech will provide BLUEFLY services as detailed in the attached Statement(s) of Work (the "Services"). From time to time during the Agreement, BLUEFLY may request and CALLTECH may agree to provide Additional Services. Any such Additional Services will be performed in accordance with the terms of this Agreement and will be outlined in a Statement of Work, which will be attached hereto and incorporated herein. Both BLUEFLY and CALLTECH must agree to and sign the Statement of Work before any obligations are incurred by either party as to the requested Additional Services. BLUEFLY will be entitled to make reasonable changes to the Service Levels set forth in the Statement of Work, provided that such changes shall not take effect for a reasonable period of time (not to exceed 90 days) determined by CALLTECH to be necessary to implement such changes.

         Section 2.2       Facility

         CALLTECH will utilize the CALLTECH Support facility located in Dublin, Ohio ("Facility") for delivery of Services. The Facility will be equipped with telephone systems, computer systems, and various CALLTECH support tools to be used in the delivery of Services. CALLTECH shall bear all expenses of operating the Facility, including all expenses for equipment and systems necessary to connect to any telecommunications circuits or facilities utilized by BLUEFLY to bring BLUEFLY traffic to the Facility.

                                    ARTICLE 3
                                 SERVICE LEVELS

         Section 3.1       Definitions

         Actual Handling Time: Shall mean (i) in the case of an Inbound Call handled by a Customer Service Representative ("CSR"), the time that is measured from when the call is physically connected to the CSR until the call is physically terminated, plus any Wrap Time; (ii) in the case of an Outbound Call, the time that is measured from when the call is initiated until the call is physically terminated, plus any Wrap Time;
         (iii) in the case of an E-Mail Contact or Written Contact, the time spent actually preparing the Contact, plus any Wrap Time. The Actual Handling Time will be measured to the second with no rounding up to an incremental amount.

         Additional Services: Shall mean any Services not yet included in a Statement of Work at the time of the execution of this Agreement. Additional Services shall be subject to pricing specific to those services as outlined in the new Statement(s) of Work.

         Agent: An employee of CALLTECH trained to provide Services for BLUEFLY Statement(s) of Work.

         Automated Call: Shall mean an Inbound Call that is delivered to a CALLTECH electronic voice message or Interactive Voice Response Unit
         (IVR) for the means of providing Services as described in the attached Statement(s) of Work.

         Contact: Shall mean a support incident, defined as a single in-coming or outbound support request, via telephonic voice (a "Voice Contact"), fax or written (a "Written Contact") or electronic correspondence (an "E-mail Contact" or "Chat Contact") regarding any product or service.

         Launch: Shall mean the first day Services are provided under each SOW. Also referred to as Launch Date and Launch Day.

         Payroll Hour: Shall include all logged time, excluding Lunch.

         Statement of Work: Shall mean an article or attachment to this Agreement specifying the requirements of both parties in the provision of Services.

         Wrap Time: Shall mean the time following the actual customer call during which the CSR completes any required call completion information.

         Section 3.2       Escalation Procedure

         BLUEFLY recognizes that there may be instances where CALLTECH will not be able to resolve the BLUEFLY Contact without BLUEFLY's assistance. Both parties will mutually agree to an escalation procedure for resolving support problems that require BLUEFLY technical personnel and/or any third party vendor of BLUEFLY. BLUEFLY agrees to provide necessary and timely resources to CALLTECH for resolving escalated problems in a timely manner and to communicate the resolutions to CALLTECH in a timely manner.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[***]," have been separately filed with the Securities and Exchange Commission.

                                    ARTICLE 4
                      CALL VOLUME FORECASTING AND STAFFING

         Section 4.1       Forecasting Requirements

         BLUEFLY will provide monthly and daily Contact forecasting information to assist CALLTECH in its workforce and resource planning efforts. Such forecast shall be provided by BLUEFLY to CALLTECH no later than the fifth day of each month with data elements pertaining to the next calendar month; the forecast shall include all available media schedules that are known to drive Contact volume. The forecast shall detail Contact volumes for each Contact type and for each Statement of Work. The forecast shall be a "rolling" forecast of anticipated Contact volume by day for the following three (3) months, based on business judgment and reasonable expectations. For the period from the Launch Day to the end of the calendar month in which the three-month anniversary of the Launch Day occurs (the "First Three Months"), staffing levels will be based upon estimated Contact volumes mutually agreed upon by BLUEFLY and CALLTECH.

         Section 4.2       Staffing Levels

         Services priced on an hourly basis will have a minimum staffing level of [***] Agents per Hour of Operation. Staffing levels will be determined by CALLTECH, using industry standard staffing methodologies. Staffing levels will be based upon the number of Agents required to meet Service Levels based on the Contact volumes provided in the monthly forecasting information delivered by BLUEFLY (or, during the First Three Months, the forecasting information agreed to by BLUEFLY and CALLTECH) in accordance with Section 4.1. Staffing levels will be detailed in a monthly staffing plan, showing the recommended number of Agents to be staffed each hour of each day for the month. The monthly staffing plan will be provided to BLUEFLY by CALLTECH no more than five (5) days after receipt of the monthly forecast. BLUEFLY shall reserve the right to adjust the staffing levels in the monthly staffing plan providing that adjustments that are not communicated to CALLTECH within five (5) days of receipt of the monthly staffing plan shall only be implemented to the extent that CALLTECH can do so without incurring additional expenses as a result of unplanned increases or decreases in staffing levels.. Should BLUEFLY request CALLTECH reduce the labor hours recommended for the program for a month, CALLTECH will not be held accountable to Service Level commitments that relate to speed of answer or abandonment for the month after making the recommended staffing change.

         Staffing levels for Services priced on a per-minute basis will be determined by CALLTECH, using industry standard staffing methodologies. Staffing levels will be based upon the number of Agents required to meet Service Levels based on the Contact volumes provided in the monthly forecasting information delivered by BLUEFLY (or, during the First Three Months, the forecasting information agreed to by BLUEFLY and CALLTECH) in accordance with Section 4.1. In the event that CALLTECH reasonably believes, based upon the Contact volume during the course of a month, that the total Actual Handling Time logged by its Agents during the month will be less than [***]% of the Actual Handling Time forecast by the latest monthly forecast delivered pursuant to Section 4.1 (the "Forecasted Actual Handling Time"), it will inform BLUEFLY of such shortfall and BLUEFLY will provide CALLTECH with work that will allow its Agents to log Actual Handling Time equal to at least [***]% of the Forecasted Actual Handling Time. Forecasted Actual Handling Time will be calculated based on the average Actual Handling Time for Contacts handled for that particular month.

                                    ARTICLE 5
                     TOOLS, TELECOMMUNICATIONS AND TRAINING

         Section 5.1       Tools

         BLUEFLY agrees to provide CALLTECH with sufficient copies of Products and related materials, including, but not limited to, scripts, copies of software, documentation, licenses and Product information as reasonably necessary to provide Services for the Products. These BLUEFLY tools are listed in the Statement(s) of Work. CALLTECH acknowledges that its use of such tools may be subject to the terms of license agreements required by BLUEFLY or its third party suppliers, and CALLTECH agrees to abide by all the terms and conditions of such licenses in connection with its use of such tools. Bluefly's third party licensors (including, without limitation, Blue Martini and eShare) shall be considered third party beneficiaries of CALLTECH's obligations to abide by such licenses. BLUEFLY shall only be obligated to supply one copy of any documentation or other such written materials relating to any such tools, and CALLTECH may make such number of copies (and only such number of copies) of such materials as are necessary for it to provide Services hereunder.

         Section 5.2       Telecommunications

         BLUEFLY assumes all expenses related to the sending of Contacts to CALLTECH, including the costs for the provision of telecommunication lines and the bearing of network costs associated with (i) routing Inbound Calls to the Facility, and (ii) transporting outbound calls conducted in fulfillment of the Services detailed in the Statement(s) of Work. CALLTECH is responsible for properly equipping the Facility with the necessary hardware to receive and handle Contacts. CALLTECH will implement the necessary processes and safeguards to insure that the telecommunication lines provisioned for BLUEFLY's use are used solely for the business purposes stated in the Statement(s) of Work and are protected against unlawful use by outside entities. CALLTECH will implement the necessary security measures to isolate any BLUEFLY information and applications from the remainder of the CALLTECH environment.

         Section 5.2.1     Data Connectivity

         BLUEFLY assumes all expenses related to the transmission of data between CALLTECH and BLUEFLY, including provision of required hardware (if any), point-to-point circuitry, and the bearing of network costs associated with the volume of Data Traffic. CALLTECH will provide its Agents with access to the Internet.

         Section 5.3       Training

         BLUEFLY will provide one copy of necessary training materials to CALLTECH on all versions and aspects of Products that are unique or specific to BLUEFLY's services at no charge to CALLTECH. CALLTECH trainers at CALLTECH's Facility will provide training for CALLTECH Agents, unless agreed upon otherwise. Training will be delivered based on a schedule that is mutually agreeable. One copy of any required software, technical notes and technical documentation for all aspects of the Products which are unique or specific to BLUEFLY's services and all updates, upgrades and revisions thereto required to provide Service will be provided to CALLTECH by BLUEFLY at no charge to CALLTECH. CALLTECH agrees to use said software and documentation for Service purposes only. BLUEFLY will provide to CALLTECH one copy of all existing materials currently used by BLUEFLY to train Agents to support the Products. CALLTECH agrees to use said materials for training and support purposes for the Services only. CALLTECH may make such number of copies (and only such number of copies) of such materials as are necessary for it to provide training to its Agents to provide Services hereunder. CALLTECH agrees to provide standard CALLTECH support training to its employees at the facility, which shall include (at a minimum) training on the standard types of underlying hardware, operating system and application (e.g., browser) software required or typically used in conjunction with the Products. BLUEFLY shall have the right to review and approve the level of proficiency to which the Agents are to be trained by CALLTECH to facilitate the performance of quality Services, which approval shall not be unreasonably withheld. Except in an emergency and upon consultation with BLUEFLY, CALLTECH shall not assign Agents to provide Services hereunder unless they have received adequate training as approved by BLUEFLY.

         Section 5.4       Approval Rights

         BLUEFLY shall have the right to approve all Agents and supervisors providing Services to Bluefly hereunder, as well as the program manager (such approval not to be unreasonably withheld) and to provide incentives to any such person in order to reward their performance of the Services. In the event that BLUEFLY is dissatisfied with the performance of any such person and the parties are unable to resolve such dissatisfaction to

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[***]," have been separately filed with the Securities and Exchange Commission.

BLUEFLY'S reasonable approval, CALLTECH will take steps to replace such person on a timely basis. BLUEFLY'S initial program manager will be Chuck Riddle, and CALLTECH agrees that, so long as Mr. Riddle remains employed by CALLTECH for such time, Mr. Riddle shall not be removed from such position without BLUEFLY's prior consent at any time prior to the first anniversary of the Launch Day.

                                    ARTICLE 6
                                FEES AND PAYMENT

         Section 6.1       Fees for Set-Up and Service

         CALLTECH agrees to perform the Services described in this agreement based upon the pricing detailed on the attached Statement(s) of Work.

         Section 6.2       Payments

         CALLTECH will provide BLUEFLY with invoices on the sixteenth (16th) of each month for the Services rendered from the first (1st) through the fifteenth
(15th) of that month and on the first (1st) of each month for the Services rendered from the sixteenth (16th) through the end of the previous month. BLUEFLY agrees to pay CALLTECH net thirty (30) days from receipt of invoices, in US dollars. If BLUEFLY is delinquent in the payment of any invoice, BLUEFLY shall be obligated to pay interest and/or late charges in a total amount not to exceed one and one-half percent (1 1/2%) per month on the unpaid balance of any undisputed portion of the invoice which is unpaid. In the event of a dispute with regard to a portion of any invoice, the disputed portion may be withheld until resolution of the dispute but any undisputed portion shall be paid as provided herein.

         Section 6.3       Applicable Sales Taxes; Employee Benefits

         The fees payable under this Agreement shall not be construed to include local, state or federal sales, use or other similar taxes or duties. Each party is responsible for their own tax liabilities. CALLTECH shall be solely responsible for the preparation and filing of its Agents' and other employees' income tax forms and the payment of all of such persons' salaries, employee benefits and other compensation.

                                    ARTICLE 7
                                TERM OF AGREEMENT

         Section 7.1       Term

         The initial term of this Agreement shall be 1 (one) year from the Effective Date. This Agreement will automatically renew for successive one year terms unless either party cancels this Agreement in writing 90 (ninety) days prior to the end of the term (a "Notice of Cancellation"). In the event that CALLTECH elects not to renew this Agreement on its then-current terms prior to the third anniversary of the Effective Date by providing a Notice of Cancellation, BLUEFLY shall have the option to renew the Agreement for an additional one-year term at prices equal to [***] percent ([***]%) of the then-current rates. BLUEFLY shall exercise such renewal option by providing CALLTECH with written notice of such exercise within forty-five (45) days of receipt of the Notice of Cancellation. If BLUEFLY elects not to renew this Agreement, it is understood and agreed to by the parties that CALLTECH will continue to provide services to BLUEFLY pursuant to the provisions of this Agreement through the then-current term, unless otherwise agreed to by both parties. Sections 6.2, 6.3, 8.1, 8.2 and 8.3, and Article 9, shall survive any termination of this Agreement.

         Section 7.2       Conditions for Termination Based on Non-Performance

         BLUEFLY may terminate this Agreement without payment of any early termination fee if CALLTECH (a) consistently fails to fulfill the Service Levels detailed in the Statement(s) of Work or (b) otherwise commits a breach and does not cure such breach within ten (10) days after written notice from BLUEFLY. Any claimed default by BLUEFLY which cannot be resolved by negotiation between the parties shall be referred to binding arbitration as provided elsewhere herein, and CALLTECH shall not be entitled to terminate this Agreement or suspend performance on account of any such breach pending outcome of the arbitration.

         Section 7.3       Termination for Convenience

         BLUEFLY may terminate this Agreement at any time without cause upon at least ninety (90) days written notice to CALLTECH. In such event, BLUEFLY shall pay an early termination fee to CALLTECH to compensate CALLTECH for all costs and expenses actually and reasonably incurred by CALLTECH for personnel and equipment engaged in providing Services to BLUEFLY at the time of termination until such resources are either discharged or re-deployed by CALLTECH to providing similar services for other parties (but in any event for a period not to exceed 60 days after termination). CALLTECH will promptly and in good faith attempt to re-deploy such resources as soon after termination as possible so as to reduce the amount of such early termination fee payable by BLUEFLY to the extent reasonably possible. In no event shall the total amount of such termination fee exceed the amount billed to BLUEFLY for the Services provided in the month immediately preceding the giving of the notice of termination by BLUEFLY. In the event that Bluefly terminates this Agreement prior to the Launch Day, the early termination fee shall in no event exceed the Set-Up Fee.

         Following the initial one-year term, either party may terminate this Agreement at any time without cause upon at least one hundred and twenty (120) days written notice to the other at no penalty.

         Section 7.4       Termination for Non-Payment

         In the event BLUEFLY has received written notice that it is 15 or more calendar days delinquent in payment of an undisputed invoice, and BLUEFLY has failed to cure such payment default within 10 calendar days, CALLTECH may terminate this agreement 10 calendar days after receipt of such notification of said delinquency by BLUEFLY if such delinquency has not been cured by such time.

                                    ARTICLE 8
                 INDEMNITY; LIABILITY AND DISCLAIMERS; INSURANCE

         Section 8.1       Indemnification by CALLTECH

         Subject to the limitations of liability provisions of this Agreement, CALLTECH agrees to indemnify and save harmless BLUEFLY from any liabilities, causes of action, lawsuits, penalties, claims or demands (including the costs, expenses and reasonable attorneys' fees on account thereof) that may be made:
(1) by anyone for injuries of any kind, including but not limited to personal injury, death, property damage and theft, resulting from CALLTECH's negligent or willful acts or omissions or those of persons furnished by CALLTECH, its agents or subcontractors; (2) resulting from use of CALLTECH's Services furnished hereunder; (3) resulting from CALLTECH's failure to perform its obligations hereunder; (4) as a result of CALLTECH'S violation of any federal, state or local law, rule or regulation; or (5) by any employee or former employee of CALLTECH or any of its agents or subcontractors for which the CALLTECH's, its agents' or subcontractors' liability to such employee or former employee would otherwise be subject to payments under the state Workers' Compensation or similar laws, or federal, state or local employment laws. CALLTECH, at its own expense, agrees to defend BLUEFLY, at BLUEFLY's request, against any such liability, cause of action, lawsuit, penalty, claim, or demand. BLUEFLY agrees to notify CALLTECH promptly of any written claims or demands against BLUEFLY for which CALLTECH is responsible hereunder. The foregoing indemnity shall be in addition to any other indemnity obligations of CALLTECH set forth in this Agreement.

         Section 8.2       Indemnification by BLUEFLY

         Provided that CALLTECH cooperates with BLUEFLY, at BLUEFLY's expense, in defending or settling such action, BLUEFLY agrees to indemnify and hold CALLTECH harmless from any loss, liability, damages or costs based on the operations of any Products or any infringement by the Products of any patent or proprietary right of a third party. CALLTECH agrees to notify BLUEFLY promptly of any written claims or demands against CALLTECH for which BLUEFLY is responsible hereunder. BLUEFLY shall have no liability for, and CALLTECH shall indemnify and hold BLUEFLY harmless from and against any claim based upon CALLTECH's conduct, if such infringement, cause of action or other damage would have been avoided but for that conduct

         Section 8.3       Warranty; Limitation of Liability

                  Except as provided in this Agreement, CALLTECH shall have no liability to BLUEFLY with respect to the Services provided under this Agreement. CALLTECH warrants to BLUEFLY that the Services furnished under this Agreement will be furnished in a professional and workmanlike manner, in substantial conformance with the terms and conditions set forth in this Agreement. The limitations of this section shall not apply to: (i) any damage or loss to BLUEFLY arising from any misappropriation of BLUEFLY's confidential information in breach of this Agreement, or (ii) damages resulting from personal injury or death or damage to tangible real or personal property caused by CALLTECH or resulting from CALLTECH's negligence.

         Section 8.4       Insurance

         CALLTECH currently maintains at its sole cost and expense, worker's compensation insurance as required by applicable law, general liability insurance with limits of not less than $1,000,000 bodily injury per occurrence (including death) and $500,000 property damage per occurrence. In addition, CALLTECH currently maintains automobile liability insurance with a limit of not less than $1,000,000 bodily injury (including death) per occurrence. CALLTECH currently maintains Contractual Liability coverage to cover liability assumed under this Agreement. At all times under this Agreement CALLTECH shall maintain appropriate insurance coverages (at least equal to that set forth above) or that which is required by law for a business of like kind. CALLTECH agrees that BLUEFLY will not be responsible for workers compensation claims or workers compensation losses incurred by CALLTECH employees.

                                    ARTICLE 9
                               GENERAL PROVISIONS

         Section 9.1       Confidentiality

         9.1.1. CALLTECH will not, directly or indirectly, use, publish, or disclose, or authorize anyone to use, publish or disclose to any person or entity, without prior written consent of an executive officer of BLUEFLY, any Confidential Information (as such term is defined herein) provided to CALLTECH in connection with this Agreement, except as permitted by paragraph 9.1.2 below. As used herein, "Confidential Information" means information which is confidential and proprietary in nature including, but not limited to, computer software and hardware, customer lists, customer telephone numbers, addresses and other customer information, supplier lists, employee lists, identification of services and product lines and geographical sales concentrations, identification of key management personnel and other personnel and financial information. CALLTECH will cause each Agent and supervisor providing Services under this Agreement to sign a copy of BLUEFLY's standard form non-disclosure and assignment of inventions agreement.

         9.1.2. Confidential Information shall not include any information which (i) at the time of disclosure to CALLTECH is generally available to and known by the public (other than as a result of a disclosure made directly or indirectly in violation of this Agreement), (ii) becomes publicly available in the future (other that as a result of a disclosure made directly of indirectly in violation of this Agreement), (iii) was available to CALLTECH or its employees or agents on a nonconfidential basis from a source other than BLUEFLY (provided that such source is not or was not bound to maintain the confidentiality of such information), or (iv) has been independently acquired or developed by CALLTECH without violating any of its obligations under this Agreement. In the event that CALLTECH or any of its employees or agents become legally compelled (by deposition, interrogatory, request of document, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information of BLUEFLY, CALLTECH or person from whom such information is being sought shall provide BLUEFLY with prompt prior written notice of such requirement so that it may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this letter. In the event that such protective order or other remedy is not obtained, or BLUEFLY waives compliance with the provisions hereof, the party required to provide such information agrees to furnish only such portion of the Confidential Information, which is legally required to be furnished.

         9.1.3. CALLTECH agrees that the terms of this Section 9.1 are reasonable and necessary to protect BLUEFLY's business interests and that BLUEFLY would suffer irreparable harm from a violation of this Section 9.1. Thus, in addition to any other rights or remedies, all of which shall be deemed cumulative, BLUEFLY shall be entitled to obtain injunctive relief to enforce the terms of this Section 9.1., and shall not be required to arbitrate any request for such injunctive relief.

         Section 9.2       Intellectual Property

         9.2.1 CALLTECH agrees to disclose and furnish promptly to BLUEFLY any and all technical information, computer or other apparatus programs, inventions, specifications, drawings, records, documentation, works of authorship or other creative works, ideas, knowledge or data, written, oral or otherwise expressed, first made or created for and paid for by BLUEFLY under this Agreement (hereinafter "Work Product"). The Work Product specifically includes, without limitation, any scripts, lists of frequently asked questions and responses thereto, etc., prepared and utilized by CALLTECH specifically in connection with the provision of the Services to BLUEFLY.

         9.2.2 Subject to the provisions of this Section 9.2.2, CALLTECH agrees to assign and does hereby assign to BLUEFLY all right, title and interest in and to any Work Product. To the extent such Work Product qualifies as a "work made for hire," it shall be deemed to be such. Notwithstanding the foregoing,
(i) CALLTECH retains for itself a perpetual, nonexclusive, royalty-free, unrestricted right and license to any structure, architectures, ideas and concepts subsisting in such Work Product, and (ii) CALLTECH shall be free to independently develop software and other works similar to any works developed by the performance of the Services under this Agreement, whether by other employees of CALLTECH, in collaboration with third parties, or for other customers.

         9.2.3 CALLTECH agrees to take all reasonable steps, at BLUEFLY's expense, to assist BLUEFLY in the perfection of the rights assigned hereunder.

         Section 9.3       Severability; Waiver

         If any of the provisions of this Agreement are declared to be invalid, such provisions shall be severed from this Agreement and the surviving provisions shall remain in full force and effect. No failure or delay by either party in exercising any right, power or privilege hereunder will operate as a waiver or preclude further exercise thereof.

         Section 9.4       Force Majeure; Disaster Recovery

         Each party shall be released from and shall have no liability for any failure beyond its reasonable control, including, but not limited to, acts of God, terrorist actions, labor troubles, strikes, lockouts, severe weather, delay or default of utilities or communications companies or accidents. Notwithstanding the forgoing, if as a result of a condition described in this section CALLTECH fails to perform the services required of it hereunder for more than 7 days, BLUEFLY shall have the right to immediately terminate this Agreement without payment of any early termination fee.

         Section 9.5       Authorized Representatives

         CALLTECH shall designate and maintain at all times hereunder a project manager to serve as a single point of contact for BLUEFLY to assist in the resolution of all technical, operational and implementation-related matters. CALLTECH shall endeavor not to change such project manager without BLUEFLY's approval, and in any event shall notify BLUEFLY of any such changes. In addition, each party shall, at all times, designate one representative who shall be authorized to take any and all action and/or grant any approvals required in the course of performance of this Agreement. Such representations shall be fully authorized to act for and bind such party including the approval of amendments to this Agreement. Until written notice to the contrary, the authorized representatives of the parties are as follows:

For BLUEFLY:                                        For CALLTECH:

Patrick C. Barry                                    Kenton R. Bowen
Chief Operating Officer and                         President
 Chief Financial Officer
Bluefly, Inc.                                       CALLTECH Communications, LLC
42 West 39th Street                                 4335 Equity Drive
New York, NY   10018                                Columbus, Ohio 43228

         Section 9.6       Notices

         Any notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered in person or sent by certified mail, return receipt requested, addressed as set forth below:

For BLUEFLY:                                        For CALLTECH:

Patrick C. Barry                                    Kenton R. Bowen
Chief Operating Officer and                         President
 Chief Financial Officer
Bluefly, Inc.                                       CALLTECH Communications, LLC
42 West 39th Street                                 4335 Equity Drive
New York, NY  10018                                 Columbus, Ohio 43228
Fax:  (212) 354-3400                                Fax:  (614) 461-5626

         Section 9.7       Representations

         Except as noted herein, no employee, agent or representative of either party will have the authority to bind the other party to any representation, oral or written, or any warranty concerning this Agreement, the Services or the performance of the Services.

         Section 9.8       Records and Audits

         CALLTECH shall maintain complete and accurate records of all amounts billable to and payments made by BLUEFLY under this Agreement in accordance with generally accepted accounting practices. CALLTECH shall retain such records for a period of three (3) years from the date of final payment for Services covered by this Agreement. CALLTECH agrees to provide reasonable supporting documentation concerning any disputed amount of invoice to BLUEFLY within thirty
(30) days after BLUEFLY provides written notification of the dispute to CALLTECH.

         Section 9.9       Governing Law; Arbitration

         This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflicts of law principles. Any disputes or controversy, which this Agreement provides to be resolved by arbitration, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any arbitration initiated by CALLTECH shall be held in New York, New York, and any arbitration initiated by BLUEFLY shall be held in Columbus, Ohio.

         Section 9.10      Right of Access

         CALLTECH shall permit reasonable access for BLUEFLY to its facilities in connection with work hereunder and no charges shall be made for such visits. It is agreed that prior notification will be given to CALLTECH when BLUEFLY desires access. In addition, BLUEFLY shall be provided with access to CALLTECH systems at all times in order to monitor the handling of Contacts by CALLTECH Agents.

         Section 9.11      Entire Agreement

         Each party acknowledges having read this Agreement and agrees to be bound by its Terms. This Agreement and the Schedules attached hereto contain the entire agreement between BLUEFLY and CALLTECH with respect to the Services described herein and supersedes and cancels all previous and contemporaneous written or oral agreements and any other communications relating to the subject matter of this Agreement.

         Section 9.12      Third Party Beneficiaries

         Except as set forth in Section 5.1, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto and the other persons executing this Agreement.

         Section 9.13      Amendments

         This Agreement may not be changed orally, but only by agreement in writing signed by the parties to be charged thereby.

         Section 9.14      No Joint Venture

         This Agreement does not constitute a joint venture or a partnership by the parties, and each party is entering into this Agreement as a principal and not as an agent of the other.

         Section 9.15      Counterparts

         This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement binding on all the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

         Section 9.16      Assignability

         This Agreement, and the parties' rights and obligations hereunder, may not be assigned by either party without the prior written consent of the other, except in connection with a merger or a sale of all or substantially all of the assets of the assigning party.

         IN WITNESS WHEREOF, the parties hereto have signed this Master Agreement effective the date noted below:

Bluefly, Inc.                                       CALLTECH Communications, LLC

By:      /s/ Patrick C. Barry                       By:  /s/ Kenton R. Bowen
         ------------------------                        -----------------------

Name:    Patrick C. Barry                           Name:   Kenton R. Bowen

Title:   Chief Operating Officer and Chief          Title:  President
          Financial Officer

Date:  August 5, 2004                               Date:   August 5, 2004

                              STATEMENT OF WORK #1

THIS STATEMENT OF WORK NO. 1 TO CALLTECH MASTER AGREEMENT FOR OUTSOURCING CALL CENTER SUPPORT is entered into as of [Date] by and between Bluefly, Inc. (herein "BLUEFLY"), a Corporation with offices located at 42 West 39th Street, New York, New York 10018, and CALLTECH COMMUNICATIONS, LLC, (herein "CALLTECH") with offices located at 4335 Equity Drive, Columbus, OH 43228.

         WHEREAS, BLUEFLY and CALLTECH have entered into that certain CallTech Master Agreement for Outsourcing Call Center Support effective as of August 5, 2004 (the "Master Agreement");

         WHEREAS, BLUEFLY and CALLTECH wish to include an additional Statement of Work to that Master Agreement as set forth herein.

         NOW, THEREFORE, in consideration of the promises and terms contained in the Master Agreement and herein below, the value and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Program Set-Up
Program set-up shall include procurement of hardware and software needed to fulfill obligations as set forth in Section 2 of this agreement; programming and configuration of said hardware and software; setting up furniture, hardware, and wiring needed to fulfill obligations as set forth in Section 2 of the Master Agreement, training CALLTECH's training staff; and recruiting for all program staff positions.

                           Services/Hours of Operation

Services:        In order to accomplish BLUEFLY's purpose, CALLTECH will provide
                 BLUEFLY with the following services:

                 Inbound sales and customer service calls and emails. Outbound calls as specified by Bluefly, such as courtesy notifications or calls related to resolution of ordering issues.

Tools: CallTech will utilize Bluefly's Blue Martini for order management, eAssist for e-mail management, Cyber Source for payment functions and will have access to the warehousing/fulfillment system utilized by Bluefly's fulfillment partner.

Reports:         Inbound metrics included in CallTech's standard report -

   .   Calls Offered
   .   Calls Answered
   .   Calls Abandoned
   .   Average Talk Time
   .   Average Wrap Time (After Call Work)
   .   Average Handling Time (Talk+Wrap)
   .   Average Speed of Answer
   .   Service Level
   .   Max Hold Time (longest wait in queue)
   .   Total Inbound Minutes

                 Outbound metrics included in CallTech's standard report -

   .   Calls Placed
   .   Average Preview Time (time spent previewing record before placing call)

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[***]," have been separately filed with the Securities and Exchange Commission.

   .   Average Talk Time
   .   Average Wrap Time (After Call Work)
   .   Average Handling Time (Talk+Wrap)
   .   Dials Per Labor Hour

                 Email metrics -

   .   Pieces Received
   .   Pieces Answered
   .   Pieces Resolved
   .   Pieces Bounced
   .   Pieces Remaining
   .   Service Level

                 Chat metrics -

   .   Sessions Offered
   .   Sessions Answered
   .   Sessions Abandoned
   .   Average Session Time
   .   Average Speed of Answer
   .   Average Response Time (time between each question/answer during the sessions)
   .   Service Level

                 Labor Metrics -

   .   Sign-on Duration (total labor hours worked)
   .   Percent Available (percent of sign-on duration spent waiting for work)

Note: Non-standard report metrics may be subject to a one-time set-up fee, or to a fee per-report-submission.



Quality Assurance:      Quality assurance monitoring will be performed by a
                        combination of CallTech supervisory and QA staff, at a frequency no less than once per week for each agent, with results to be recorded in the CallTech CCMS system.

Service Levels:         [***]% of calls will be answered in [***] or less

                        [***]% of emails will be responded to within [***] and [***]% within [***]

Hours of Operation:     Monday through Friday, 8 a.m. to Midnight Eastern
                        Standard Time (EST); Saturday/Sunday 10 a.m. to 9 p.m.
                        EST; Major holidays, 10 a.m. to 6 p.m. EST. Hours of operation will be extended for the period from November
                        15 through December 24. The actual hours of operation for this timeframe will be defined by Bluefly no later than October 15.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[***]," have been separately filed with the Securities and Exchange Commission.

            Pricing for Services performed under Statement of Work #1

         Set-Up Fees to fulfill program Set-up

         $[***], due upon execution of this Statement of Work

         Cost for Services detailed in Schedule A:

         Cost per Agent Hour of Actual Handling Time:


                    Agent labor hours per
                            week                       Cost
                    ------------------------ ----------------------
                    <[***]                          $[***]/hour
                    ------------------------ ----------------------
                    [***]-[***]                     $[***]/hour
                    ------------------------ ----------------------
                    >[***]                          $[***]/hour

         Cost per Payroll Hour for Supervisors:    $[***]/hour

         [***] for Program Manager or other members of CALLTECH management

         [***] for standard reports set forth above.

         Cost per Minute Automated Call (IVR time) using CALLTECH system: $[***] per minute IVR time

         Training cost: $[***] per agent training hour. CALLTECH agrees to train the telephone representatives that are hired due to attrition at no cost to BLUEFLY.

         Programming: $[***] per hour for post-implementation programming changes.

         Telecommunications: BLUEFLY is responsible for all telephone long distance, facilities (T1's, etc.) and transfer charges, as detailed in the Master Agreement Section 5.2.

         Long Distance: $[***]/ minute in the event call traffic is carried over telecommunications lines (trunks) provided by CALLTECH.

         Monthly minimum billing:  $[***] per full calendar month

IN WITNESS WHEREOF, the parties hereto have signed this STATEMENT OF WORK # 1, effective the date noted below:

Bluefly, Inc.                                       CALLTECH Communications, LLC


By:      /s/ Patrick C. Barry                       By:  /s/ Kenton R. Bowen
         ------------------------                        -----------------------

Name:    Patrick C. Barry                           Name:   Kenton R. Bowen

Title:   Chief Operating Officer and Chief          Title:  President
          Financial Officer

Date:    August 5, 2004                               Date:   August 5, 2004